Exhibit 99.2

EVERTEC ANNOUNCES THE APPOINTMENT OF PETER HARRINGTON TO THE BOARD OF DIRECTORS

SAN JUAN, PUERTO RICO – August 7, 2013 – EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced that Peter Harrington has been appointed to the Company’s Board of Directors.

Mr. Harrington has been President and Chief Executive Officer of EVERTEC since February 2012. Prior to joining EVERTEC, Mr. Harrington served as President of Latin America and Canada for First Data Corporation from 2002 to 2008. Mr. Harrington replaces Félix M. Villamil on EVERTEC’s Board of Directors.

“We are pleased to welcome Peter to the Board,” said Marc E. Becker, Chairman of the Board. “Peter has over 28 years of industry experience and his leadership over the last 18 months has been instrumental to EVERTEC’s growth and corporate development. As Chief Executive Officer, his appointment represents a natural progression for the Company.”

“We would also like to thank Félix for his service to EVERTEC since its inception,” Mr. Becker said further. “Félix’s many contributions as both a Director and the Company’s former Chief Executive Officer have been critical to building EVERTEC into the leading full-service transaction processing business in Latin America and the Caribbean. We appreciate the important role Félix has played in EVERTEC’s transition to a public company and wish him the best in his future endeavors.”

About EVERTEC

EVERTEC is the leading full-service transaction processing business in Latin America and the Caribbean. Based in Puerto Rico, EVERTEC provides a broad range of merchant acquiring, payment processing and business process management services across 19 countries in the region. EVERTEC processes over 1.8 billion transactions annually, and manages the electronic payment network for over 4,100 automated teller machines (“ATM”) and over 104,000 point-of-sale payment terminals. EVERTEC is the largest merchant acquirer in the Caribbean and Central America and the sixth largest in Latin America. EVERTEC owns and operates the ATH network, one of the leading ATM and personal identification number debit networks in Latin America. In addition, EVERTEC provides a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. EVERTEC serves a broad and diversified customer base of leading financial institutions, merchants, corporations and government agencies with ‘mission critical’ technology solutions and believes its business is well positioned to continue to expand across the fast growing Latin American region. For more information, visit http://www.evertecinc.com

Contact

Luis M. Cabrera

Senior Vice President

Head of Investor Relations

(787) 773-5302

IR@evertecinc.com